CONTACT:	S. Leslie Jewett
(949) 255-0500
ljewett@calfirstbancorp.com

CFNB REPORTS 12% INCREASE IN FOURTH QUARTER EARNINGS

IRVINE, CALIFORNIA, July 30, 2014 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the fourth quarter ended June 30, 2014 of $2.1 million were up 12% from net earnings of $1.9 million for the fourth quarter of fiscal 2013. For the fiscal year ended June 30, 2014, net earnings of $7.34 million were essentially unchanged from $7.35 million reported for fiscal 2013. Diluted earnings per share for the fourth quarter of 2014 of $0.20 per share were 12% above the $0.18 per share for the fourth quarter of the prior year, while diluted earnings were $0.70 per share for both fiscal 2014 and fiscal 2013.

The increased net income for the fourth quarter of fiscal 2014 compared to fiscal 2013 is largely due to a jump in income during the quarter related to leases extending at their end of term. For the full year, increased non-interest income from the sale of leases and lease extensions, along with a 5% reduction in non-interest expenses, combined to offset lower net interest income as yields on earning assets were impacted by the low interest rate and competitive pricing environment.

Total direct finance, loan and interest income for the fourth quarter of fiscal 2014 decreased 6% to $5.0 million from $5.3 million for the fourth quarter of fiscal 2013. The decrease was primarily due to a $228,000, or 47%, decrease in investment income resulting from a 46% decline in average investment balances to $63.6 million and 5 basis point drop in the average yield earned on investments to 1.60%. Direct finance income of $3.7 million was unchanged from the fourth quarter of fiscal 2013 as the average investment in leases of $332.6 million and yield showed minimal change. Commercial loan income of $1.05 million was down 7%, hurt by a 109 basis point drop in yield that offset a 21% increase in the average investment in commercial loans to $115.1 million for the fourth quarter of fiscal 2014 from $95.3 million for the fourth quarter of fiscal 2013. Combined, the average yield earned on leases and loans during the quarter decreased by 28 basis points to 4.24%, while the average net investment in leases and loans increased 4.7% to $447.7 million. During the fourth quarter of fiscal 2014, interest expense on deposits and borrowings of $753,000 declined 3.8% from the prior year as average balances of $341.9 million were 2% lower and average rates paid were down by 2 basis points to 0.88%.  During the fourth quarter of fiscal 2014, the Company made a $200,000 provision to the allowance for credit losses which reflected the growth in total risk assets and identification of potential problem credits during the quarter.  As a result of the foregoing, net direct finance, loan and interest income after provision for credit losses during the fourth quarter of fiscal 2014 decreased 10.7% to $4.0 million, compared to $4.5 million for the fourth quarter of fiscal 2013.

For the fourth quarter ended June 30, 2014, non-interest income of $1.8 million more than doubled from $851,000 for the fourth quarter of the prior year. This increase was primarily due to a $990,000 increase in sales-type and operating lease income related to the re-lease of property at the end of term. In addition, there was a $200,000 increase in gain on sale of leases.

For the year ended June 30, 2014, total direct finance, loan and interest income decreased 7.8% to $19.7 million, compared to $21.4 million in fiscal 2013. This decline was primarily due to a $1.0 million, or 43%, decrease in investment income and $901,000, or 20%, decline in commercial loan income. Investment income of $1.4 million reflected a 17% decline in average investment balances to $95.5 million and 66 basis point drop in average yields earned to 1.44%. The drop in commercial loan income was primarily due to a 96 basis point drop in average yields earned to 3.84% as average balances for the year of $91.3 million compared to $91.9 million for the year ended June 30, 2013. Direct finance income increased 2% for the year to $14.9 million, benefitting from a 14% increase in average investment in capital leases to $331.5 million, which was offset some by a 54 basis point decline in average yields to 4.48%. Combined, the average yield on leases and loans in the Company’s portfolio for fiscal 2014 decreased by 62 basis points to 4.34%. For the year ended June 30, 2014, interest expense on deposits and borrowings increased by 14% to $3.0 million, reflecting a 15% increase in average balances to $340.4 million and only 1 basis point decline in average rate paid to 0.89%. During fiscal 2014, the Company made a provision for credit losses of $200,000, compared to a provision of $275,000 in fiscal 2013. The provision in fiscal 2014 was made during the fourth quarter in light of growth in the overall portfolios and the emergence of potential problem credits. All of the above factors contributed to an 11% decrease in net direct finance, loan and interest income after provision for credit losses in fiscal 2014 to $16.5 million from $18.5 million in fiscal 2013.

For fiscal 2014, non-interest income increased 25% to $6.0 million from $4.8 million in fiscal 2013. The increase was largely due to a $1.4 million increase in income from the sale of leases and $907,000 increase in income from the re-lease of property on leases reaching the end of term during the year.

CalFirst Bancorp’s non-interest expenses of $2.6 million for the fourth quarter of fiscal 2014 were unchanged from the fourth quarter of fiscal 2013, while non-interest expenses of $11.0 million for fiscal 2014 were down 5% from $11.6 million reported for the prior year. The decrease in expenses for the year ended June 30, 2014 was due primarily to lower compensation and occupancy expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "CalFirst Bancorp’s fourth quarter results show the early signs of emerging from the effects of the prolonged low interest rate environment, but full year fiscal 2014 results continued to be impacted by lower yields earned on leases, loans and investments. Fourth quarter lease bookings of $27.3 million were down from $57.2 million the prior year, but commercial loan bookings of $35.9 million, up from $3.6 million in the prior fourth quarter, made up the difference, resulting in 4% growth in total fourth quarter bookings to $63.3 million compared to $60.8 million in the fourth quarter of the prior year. Lease  transactions booked in fiscal 2014 of $180.1 million were 26% below the prior year, with 89% originated directly. Total commercial loans booked of $73.3 million in fiscal 2014 increased 47% from $50.0 million booked in fiscal 2013, producing total loan and lease bookings in fiscal 2014 of $253.4 million, down 13.6% from an historic peak of $293.2 million in fiscal 2013. Benefiting from minimal loan payoffs in 2014, the total lease and loan portfolio at June 30, 2014 increased 9.4% to $455.8 million from $416.6 million at June 30, 2013. In addition, transactions in process of $40.6 million at June 30, 2014 were up from $11.9 million the year before. The quality of the portfolio has been maintained, with non-performing assets reduced to less than $50,000.

"Total lease and loan originations during the fourth quarter of fiscal 2014 were 13% above the fourth quarter of fiscal 2013, while full fiscal year 2014 originations of $299.6 million were 3% ahead of the prior year.  The estimated backlog of approved lease and loan commitments of $136.7 million at June 30, 2014 is up 25% from $109.7 million at June 30, 2013.  With our backlog and pending transactions in our pipeline, we are optimistic that growth in earning assets will continue into fiscal 2015, and lend support to our net interest margins. At June 30, 2014, CalFirst Bancorp’s net worth stood at $184.0 million, and it remains very well capitalized with a tier-1 capital ratio of 33% that continues to offer substantial support for growth."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected growth in assets, estimated bookings, operating expenses and the impact of general economic conditions and interest rates on our earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2013 Annual Report on Form 10-K and the 2014 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2014	2013	2014	2013

Direct finance and loan income	$4,748	$4,835	$18,370	$18,995
Investment and interest income	255	483	1,371	2,408
Total direct finance, loan and interest income	5,002	5,318	19,741	21,403
Interest expense on deposits and borrowings	753	783	3,037	2,664
Net direct finance, loan and interest income	4,249	4,535	16,704	18,739
Provision for credit losses	200	-	200	275
Net direct finance, loan and interest income
after provision for credit losses	4,049	4,535	16,504	18,464

Non-interest income
Operating and sales-type lease income	1,350	360	2,618	1,711
Gain on sale of leases, loans and leased property	391	304	2,980	2,278
Gains recorded on investment securities	-	-	-	316
Other fee income – net	61	187	432	526
Total non-interest income	1,803	851	6,031	4,831

Non-interest expenses
Compensation and employee benefits	1,905	1,915	7,796	8,505
Occupancy	158	227	682	922
Professional services	144	102	590	585
Other general and administrative	401	365	1,927	1,598
Total non-interest expenses	2,608	2,609	10,995	11,610

Earnings before income taxes	3,244	2,777	11,539	11,685

Income taxes	1,111	871	4,201	4,331

Net earnings	$2,133	$1,906	$7,338	$7,354

Basic earnings per share	$0.20	$0.18	$0.70	$0.70
Diluted earnings per share	$0.20	$0.18	$0.70	$0.70

Weighted average common shares outstanding	10,448	10,447	10,450	10,446
Diluted number of common shares outstanding	10,452	10,454	10,453	10,453

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	June 30,
	2014	2013
ASSETS
Cash and short term investments	$40,122	$75,469
Investment securities	29,316	48,162
Net receivables	680	1,395
Property for transactions in process	40,567	11,927
Net investment in leases	326,619	342,589
Commercial loans	129,186	73,980
Income tax receivable	1,467	3,301
Other assets	2,762	1,312
Discounted lease rentals assigned to lenders	8,640	768
	$579,359	$558,903

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,655	$8,849
Income taxes payable, including deferred taxes	15,272	18,575
Deposits and borrowings	362,668	346,028
Other liabilities	4,092	3,804
Non-recourse debt	8,640	768
Total liabilities	395,327	378,024
Stockholders' Equity	184,032	180,880
	$579,359	$558,903